UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 2, 2009

SpectraSource, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-18515	93-0960302
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

360 Main Street Washington, VA 22747
(Address of Principal Executive Office) (Zip Code)

540-675-3149

(Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

On February 2, 2009, SpectraSource, Inc., SPCC (the “Company”) entered into a material definitive agreement with Belmont Partners, LLC by which a debt of the Company in the amount of five hundred thousand U.S. Dollars ($500,000.00) was satisfied by the conversion of eight million (8,000,000) shares of restricted common stock.  Following the transaction, Belmont Partners, LLC controls 52.51% of the Company’s outstanding capital stock.

On February 3, 2009, the Company entered into a material definitive agreement with Ceiling Fans Direct, Inc., a private entity organized in the State of Delaware, whereby the Company sold the assets of its former subsidiary Builders Lighting and Hardware, Inc. to Ceiling Fans Direct, Inc.

On February 3, 2009, the Company entered into a material definitive agreement with U.S. Ceiling Fan Corporation, a private Delaware entity, whereby the Company sold the assets of its former subsidiaries Gulf Coast Fan and Light, Inc., Connect Source Communications, Inc., and Builders Source, Inc. to U.S. Ceiling Fan Corporation.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 2, 2009, Joseph Meuse was appointed to the Board of Directors as Director, and as President and Secretary of the Company.   On the same date, both Charles Sheffield and Geary Broadnax resigned from their positions as Directors and/or Officers of the Company.

Set forth below is certain biographical information regarding the New Director and Officer:

Appointment of Joseph Meuse:  Director, President and Secretary of the Company.

Joseph Meuse, age 38, resides in Warrenton, VA.  Mr. Meuse has been involved with corporate restructuring since 1995.  He is the Managing Member of Belmont Partners, LLC and previously was a Managing Partner of Castle Capital Partners. Additionally, Mr. Meuse maintains a position as a Board member of the following corporations: Grand Niagara Mining and Development Company, Retail Holdings, Inc., NuOasis Laughlin, Inc., Big Red Gold, Inc., PacWest Transfer, LLC, Global Filings, Network Capital, Inc. and Heroes, Inc.  Mr. Meuse attended the College of William and Mary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SpectraSource, Inc.

Dated: April 13, 2009	By: /s/Joseph Meuse
Joseph Meuse Director, President and Secretary